P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 29, 2015		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS 3RD QUARTER RESULTS
_________________________________________________________________________________

Summary third quarter 2015 results:

•	Net income was $4.1 million, or $0.22 per diluted common share, for the third quarter of 2015, and $8.4 million, or $0.47 per diluted common share, through nine months of 2015.

◦	Provision for loan losses was $5.8 million for the quarter and $6.9 million year-to-date, due primarily to an increase to the specific reserve for one large commercial loan relationship.

◦	Pre-tax earnings were impacted by the following non-core charges:

▪	Acquisition-related charges of $0.1 million were reported for the quarter and totaled $10.5 million year-to-date.

▪	Pension settlement charges of $82,000 were incurred during the quarter and totaled $454,000 year-to-date.

▪	Other non-core charges totaled $427,000 year-to-date.

•	Total revenue grew 35% year-over-year, for the quarter and year-to-date.

◦	Net interest income was the main contributor to the growth compared to the prior year periods.

▪
Net interest income increased $22.4 million year-to-date, $0.7 million compared to the linked quarter, and $7.7 million compared to the third quarter of 2014, due largely to loan growth and accretion income from acquisitions.

▪	Net interest margin expanded 9 basis points compared to the linked quarter and year-to-date, and 10 basis points compared to the third quarter of 2014.

◦	Non-interest income grew 21% compared to the third quarter of 2014, was flat compared to the linked quarter, and grew 18% year-to-date.

•	Non-interest expenses decreased 9% compared to the linked quarter.

◦	Operating expenses were in-line with the guidance previously provided of $26.5 million for the third quarter.

◦	Expect operating expenses to remain at approximately $26.5 million for the fourth quarter of 2015.

•	Period-end total loan balances, excluding NB&T acquired loans, reflected annualized growth of 11% for the quarter, and 6% year-to-date.

◦	Consumer loan balances grew at an annualized rate of 14% for the quarter, or $27 million, and 7% year-to-date.

◦	Commercial loan balances grew at an annualized rate of 12% for the quarter, or $26 million, and 6% year-to-date.

◦	Loan activity during 2015 was supplemented by the NB&T acquisition, which accounted for $352 million of loans as of September 30, 2015.

◦	Quarterly average net loan balances were up 1% compared to the linked quarter, and 49% year-to-date.

•	Asset quality trends negatively impacted earnings, although net charge-offs remained at historically low levels.

◦	Nonperforming assets increased $1.2 million during the quarter driven mainly by two loans that became 90+ days past due and accruing.

◦	Originated criticized loans increased $15.8 million during the quarter due to rating downgrades on four large commercial loans.

◦	Allowance for loan losses increased to 1.72% of originated loans at September 30, 2015.

•	Retail deposit balances remained relatively flat during the quarter.

◦	The change in the mix of deposits was due to a shift to low-cost core deposits.

◦	Non-interest-bearing balances comprised 28% of total deposits at September 30, 2015, versus 27% at June 30, 2015.

◦	Quarterly average retail deposit balances were down 1% compared to the linked quarter.

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the three and nine months ended September 30, 2015. Peoples recorded net income of $4.1 million for the third quarter of 2015, representing earnings per diluted common share of $0.22, compared to $4.9 million, or $0.27 per diluted common share, for the second quarter of 2015, and $4.2 million, or $0.32 per diluted common share, for the third quarter of 2014. On a year-to-date basis, net income totaled $8.4 million, or $0.47 per diluted common share, through September 30, 2015, versus $12.4 million, or $1.08 per diluted common share, a year ago.
"The results for the quarter were mixed. The highlights of the quarter included significant period-end loan growth of almost $40 million, or 8% annualized, improvement in net interest income and margin, and effective expense management. However, areas that came in behind our expectations included our credit metrics and our fee-based revenue," said Chuck Sulerzyski, President and Chief Executive Officer. "We were able to generate positive operating leverage during the quarter. Also, when adjusted for non-core charges of $192,000 included in non-interest expenses, which includes the acquisition-related costs and pension settlement charge, our efficiency ratio was 65.30%, which was in-line with the guidance we provided for the third quarter."
Net interest income for the third quarter of 2015 was $25.5 million, up 3% compared to the linked quarter and 43% higher than the prior year's third quarter, while net interest margin for these periods was 3.55%, 3.46% and 3.45%, respectively. Net interest margin, excluding net accretion income, improved 6 basis points compared to the linked quarter. Prepayment penalties received on investments and loans accounted for 4 basis points of the improvement. The remaining improvement was due to the strategies executed early in the quarter, which included the deployment of excess cash into the investment portfolio and the payoff of a $12.0 million term note. The accretion income, net of amortization expense, from the acquisitions added 18 basis points of net interest margin in the third quarter of 2015, compared to 15 basis points for the linked quarter and 13 basis points for the third quarter of 2014. On a year-to-date basis, net accretion income from the acquisitions added 17 basis points for the nine months of 2015 and 9 basis points for the nine months of 2014.
"Loan growth, and the actions we took early in the quarter to invest excess cash and payoff the term note, contributed to the improvement in our net interest income and margin," said Ed Sloane, Chief Financial Officer and Treasurer. "We remain diligent in our efforts to maintain, and even grow, our net interest income and margin. However, we continue to look for opportunities to reduce the relative size of the investment portfolio as loan growth is sustained."
For the third quarter of 2015, provision for loan losses was $5.8 million, which was driven primarily by an increase to the specific reserve for a large commercial loan relationship. The loan growth experienced during the quarter, coupled with the increase in criticized loans, accounted for a slight increase in the provision during the quarter, compared to the second quarter of 2015.
Total non-interest income was relatively flat compared to the linked quarter and up 21% compared to the prior year third quarter. The growth in other non-interest income, which was primarily gains from selling Small Business Administration loans, was largely offset by the decline in mortgage banking income compared to the linked quarter. The growth in total non-interest income compared to the prior year third quarter was due largely to increased trust and investment income, electronic banking income and deposit account service charges. On a year-to-date basis, all categories comprising total non-interest income were up compared to the first nine months of 2014, most notably electronic banking income, trust and investment income, and deposit account service charges, with growth of 36%, 25% and 19%, respectively.
"The five bank acquisitions completed in the last 24 months have changed our fee-based revenue to 32% of total revenue, compared to 41% during the third quarter of 2013. Our target range is 35% to 40%," said Sulerzyski. "We continue to seek appropriate insurance and investment acquisition opportunities and are optimistic about our ability to complete these types of acquisitions and improve our revenue stream from fee-based businesses. Even with the flat performance in our fee-based businesses, we had positive operating leverage during the quarter, as we were able to effectively manage expenses."
Non-interest expenses, adjusted for non-core charges, were down 6% compared to the linked quarter, with much of the decrease due to the timing of marketing campaigns, coupled with reductions in foreclosed real estate and other loan expenses, salaries and employee benefits, and various other categories. Year-to-date, non-interest expenses, adjusted for non-core charges, were up 36% compared to the first nine months of 2014, with the increase due largely to the NB&T Financial Group, Inc. ("NB&T") acquisition, which closed March 6, 2015. Non-core charges included in non-interest expenses for the third quarter and year-to-date 2015 consisted of acquisition-related costs of $0.1 million and $9.9 million, respectively; pension settlement charges of $82,000 and $454,000, respectively; and other items totaling $385,000 year-to-date. The efficiency ratio for the third quarter of 2015 was 65.81%, compared to 74.20% for the linked quarter and 77.82% for the third quarter of 2014. The improvement in the efficiency ratio for the quarter was the result of the decrease in non-interest expenses.
"We took some meaningful strides towards improving our efficiency ratio during the quarter, due largely to the reduction in expenses," said Sloane. "We expect expenses in the fourth quarter to be relatively flat with the third quarter at about $26.5 million, but with the continuing challenges to grow fee-based revenue, we expect the efficiency ratio to be approximately 65%."
Period-end loan balances, excluding the loans acquired from NB&T, increased $53.0 million compared to the June 30, 2015 period-end loan balances. The growth was driven equally by growth in commercial and consumer loan balances. Commercial loans, excluding loans acquired from NB&T, grew $26.0 million, or 12% annualized, with commercial and industrial loan growth of $32.0 million more than offsetting the decrease in commercial real estate loans for the quarter. Non-mortgage consumer loans grew $13.3 million, or 26% annualized, during the quarter, while mortgage consumer loans grew $13.6 million, or 10% annualized. The NB&T acquisition added $352.0 million of loans to the balances as of September 30, 2015, which was $14.7 million less than the reported balance at June 30, 2015. The decline in loans acquired from NB&T during the third quarter was due mainly to a decrease in the commercial real estate loans. The average net loan balances, inclusive of loans acquired from NB&T, for the quarter increased $27.3 million, or 1%, compared to the linked quarter.
"Consumer and commercial loan production have been strong during the quarter and are expected to remain so throughout the fourth quarter. Our stated loan growth goal, excluding NB&T loans, for 2015 is 7% to 9% growth. We expect our period-end loan growth for the year, excluding loans acquired from NB&T, to be towards the lower end of the range,” said Sulerzyski. "While we continue to work through potential exit strategies with regard to some problem credits, which may result in reductions to loan balances, we are confident that our loan pipeline and production will overcome the decreases to result in another quarter of significant loan growth in the fourth quarter. Although we have seen a slight decline in our asset quality metrics, we continue to maintain strong underwriting standards when originating loans."
Peoples' asset quality experienced some negative developments during the quarter. Net charge-offs, while still below Peoples' historical rate of 30 to 40 basis points, increased during the quarter as Peoples recorded net charge-offs of $750,000, resulting in an annualized net charge-off rate of 15 basis points. The increase in nonperforming assets was primarily due to the increase in loans 90+ days past due and accruing, which was mainly the result of two loans. Criticized assets, which are those classified as watch, substandard or doubtful, increased during the quarter largely due to four large commercial real estate loans being downgraded during the quarter. At quarter-end, the ratio of the allowance for loan losses as a percent of originated loans (which does not include acquired loan balances), net of deferred fees and costs, was 1.72%, up from the 1.42% reported for June 30, 2015 and the 1.48% reported for December 31, 2014.
Peoples' retail deposits decreased $9.4 million during the quarter. All interest-bearing deposit types decreased, with the largest decreases in certificates of deposits and governmental deposits. The decline in governmental deposits was attributable to one customer moving its funds to a third-party investment advisor. Commercial non-interest-bearing checking accounts accounted for all of the increase in non-interest-bearing deposits due mainly to one large customer maintaining a higher than normal balance on September 30, 2015. Average retail deposits for the quarter compared to the linked quarter decreased $18.4 million, or 1%.
"The coming quarters will be challenging with respect to revenue growth, but we are confident in our ability to achieve our stated loan growth goal for 2015, and to effectively manage expenses. We remain committed to maintaining positive operating leverage and increasing fee-based income as a percentage of total revenue. We are confident that we will continue building momentum on many fronts in the fourth quarter, positioning us well for 2016," summarized Sulerzyski.
Peoples Bancorp Inc. is a diversified financial services holding company with $3.2 billion in total assets, 82 locations and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Results:
Peoples will conduct a facilitated conference call to discuss third quarter and year-to-date 2015 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP measures used in this news release:

◦	Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes provision for (recovery of) loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "could", "may", "feel", "expect", "believe", "plan", and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity; (2) Peoples' ability to integrate the NB&T acquisition and any future acquisitions may be unsuccessful, or may be more difficult, time-consuming or costly than expected; (3) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders; (4) local, regional, national and international economic conditions and the impact they may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated; (5) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures, third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals; (6) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which may adversely impact interest rates, interest margins and interest rate sensitivity; (7) changes in prepayment speeds, loan originations, levels of non-performing assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (8) adverse changes in the economic conditions and/or activities, including, but not limited to, impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as continued economic uncertainty in the U.S., the European Union, Asia, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (9) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder by the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (10) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (11) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (12) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results; (13) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (14) Peoples' ability to receive dividends from its subsidiaries; (15) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (16) the impact of new minimum capital thresholds established as a part of the implementation of Basel III; (17) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (18) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (19) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (20) the overall adequacy of Peoples' risk management program; (21) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international military or terrorist activities or conflicts; and (22) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2015 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
PER COMMON SHARE:
Earnings per common share:
Basic	$0.23	$0.27	$0.33	$0.48	$1.09
Diluted	0.22	0.27	0.32	0.47	1.08
Cash dividends declared per common share	0.15	0.15	0.15	0.45	0.45
Book value per common share	23.08	22.74	22.57	23.08	22.57
Tangible book value per common share (a)	14.86	14.52	15.50	14.86	15.50
Closing stock price at end of period	$20.79	$23.34	$23.75	$20.79	$23.75

SELECTED RATIOS:
Return on average stockholders' equity (b)	3.89%	4.69%	5.84%	2.78%	6.68%
Return on average assets (b)	0.51%	0.61%	0.73%	0.36%	0.78%
Efficiency ratio (c)	65.81%	74.20%	77.82%	78.18%	74.92%
Pre-provision net revenue to average assets (b)(d)	1.40%	0.99%	0.96%	0.84%	1.14%
Net interest margin (b)(e)	3.55%	3.46%	3.45%	3.49%	3.40%
Dividend payout ratio	66.74%	56.14%	40.06%	93.19%	39.65%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
Non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus non-interest income (less net gains or losses on investment securities, debt extinguishment, loans held-for-sale and other real estate owned, and other assets).

(d)
This amount represents a non-GAAP financial measure since pre-provision net revenue excludes the provision for loan losses and net gains or losses on investment securities, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this amount is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2015	2015	2014	2015	2014
Total interest income	$28,178	$27,566	$20,566	$79,903	$57,332
Total interest expense	2,642	2,773	2,707	8,155	7,950
Net interest income	25,536	24,793	17,859	71,748	49,382
Provision for (Recovery of) loan losses	5,837	672	(380)	6,859	211
Net interest income after provision for (recovery of) loan losses	19,699	24,121	18,239	64,889	49,171

Net gain on investment securities	62	11	124	673	160
Gain (Loss) on debt extinguishment	—	—	67	(520)	67
Net (loss) gain on loans held-for-sale and other real estate owned	(50)	(73)	9	(131)	27
Net loss on other assets	(1)	(63)	(185)	(639)	(379)

Non-interest income:
Insurance income	3,275	3,283	3,169	10,870	10,728
Deposit account service charges	2,922	2,848	2,449	8,065	6,787
Trust and investment income	2,497	2,544	1,876	7,088	5,656
Electronic banking income	2,241	2,312	1,695	6,533	4,796
Mortgage banking income	212	412	334	927	872
Other non-interest income	759	527	338	1,857	1,036
Total non-interest income	11,906	11,926	9,861	35,340	29,875

Non-interest expense:
Salaries and employee benefit costs	13,572	14,560	11,667	45,493	33,700
Net occupancy and equipment	2,840	3,138	2,267	8,273	5,822
Professional fees	1,287	1,808	1,451	5,542	3,625
Electronic banking expense	1,408	1,320	1,283	3,852	3,316
Amortization of other intangible assets	1,127	1,144	367	2,944	912
Data processing and software	910	1,025	673	2,670	1,798
Marketing expense	459	1,071	668	2,175	1,540
Communication expense	628	592	421	1,722	1,170
Franchise tax	502	502	388	1,552	1,215
FDIC insurance	562	530	331	1,516	878
Foreclosed real estate and other loan expenses	159	551	177	1,031	509
Other non-interest expense	2,658	2,537	2,514	11,034	6,543
Total non-interest expense	26,112	28,778	22,207	87,804	61,028
Income before income taxes	5,504	7,144	5,908	11,808	17,893
Income tax	1,370	2,231	1,729	3,450	5,454
Net income	$4,134	$4,913	$4,179	$8,358	$12,439

PER SHARE DATA:
Earnings per common share – Basic	$0.23	$0.27	$0.33	$0.48	$1.09
Earnings per common share – Diluted	$0.22	$0.27	$0.32	$0.47	$1.08
Cash dividends declared per common share	$0.15	$0.15	$0.15	$0.45	$0.45

Weighted-average common shares outstanding – Basic	18,127,131	18,116,090	12,632,341	17,357,034	11,348,625
Weighted-average common shares outstanding – Diluted	18,271,979	18,253,918	12,765,880	17,487,642	11,464,020
Actual common shares outstanding (end of period)	18,400,809	18,391,575	14,150,279	18,400,809	14,150,279

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in $000’s)	2015	2014

Assets
Cash and cash equivalents:
Cash and due from banks	$51,770	$42,230
Interest-bearing deposits in other banks	11,971	19,224
Total cash and cash equivalents	63,741	61,454

Available-for-sale investment securities, at fair value (amortized cost of
$780,609 at September 30, 2015 and $632,967 at December 31, 2014)	793,285	636,880
Held-to-maturity investment securities, at amortized cost (fair value of
$47,135 at September 30, 2015 and $48,442 at December 31, 2014)	46,399	48,468
Other investment securities, at cost	38,496	28,311
Total investment securities	878,180	713,659

Loans, net of deferred fees and costs	2,050,245	1,620,898
Allowance for loan losses	(23,331)	(17,881)
Net loans	2,026,914	1,603,017

Loans held for sale	1,636	4,374
Bank premises and equipment, net	53,401	40,335
Goodwill	133,201	98,562
Other intangible assets	18,138	10,596
Other assets	53,619	35,772
Total assets	$3,228,830	$2,567,769

Liabilities
Deposits:
Non-interest-bearing deposits	$711,226	$493,162
Interest-bearing deposits	1,819,630	1,439,912
Total deposits	2,530,856	1,933,074

Short-term borrowings	129,165	88,277
Long-term borrowings	116,400	179,083
Accrued expenses and other liabilities	27,649	27,217
Total liabilities	2,804,070	2,227,651

Stockholders' Equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued
at September 30, 2015 and December 31, 2014	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,932,498 shares issued at September 30, 2015 and 15,599,643 shares issued at
December 31, 2014, including shares in treasury	343,505	265,742
Retained earnings	90,960	90,391
Accumulated other comprehensive income (loss), net of deferred income taxes	4,985	(1,301)
Treasury stock, at cost, 589,396 shares at September 30, 2015 and
590,246 shares at December 31, 2014	(14,690)	(14,714)
Total stockholders' equity	424,760	340,118
Total liabilities and stockholders' equity	$3,228,830	$2,567,769

SELECTED FINANCIAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2015	2015	2015	2014	2014
Loan Portfolio
Commercial real estate, construction	$81,076	$61,388	$54,035	$38,952	$25,877
Commercial real estate, other	710,630	742,532	741,409	556,135	543,928
Commercial and industrial	357,456	327,093	325,910	280,031	261,484
Residential real estate	571,132	565,768	574,375	479,443	411,089
Home equity lines of credit	105,767	103,991	101,713	80,695	75,234
Consumer	222,867	207,998	190,581	182,709	179,473
Deposit account overdrafts	1,317	3,263	3,146	2,933	2,669
Total loans	$2,050,245	$2,012,033	$1,991,169	$1,620,898	$1,499,754
Total acquired loans (a)	$694,436	$726,540	$770,204	$408,884	$302,972
Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$461,398	$480,687	$494,896	$432,563	$408,868
Money market deposit accounts	393,472	395,788	402,257	337,387	309,721
Governmental deposit accounts	293,889	304,221	316,104	161,305	183,213
Savings accounts	404,676	410,371	406,276	295,307	262,949
Interest-bearing demand accounts	232,354	234,025	228,373	173,659	156,867
Total retail interest-bearing deposits	1,785,789	1,825,092	1,847,906	1,400,221	1,321,618
Brokered certificates of deposits	33,841	38,123	38,104	39,691	39,671
Total interest-bearing deposits	1,819,630	1,863,215	1,886,010	1,439,912	1,361,289
Non-interest-bearing deposits	711,226	681,357	695,131	493,162	500,330
Total deposits	$2,530,856	$2,544,572	$2,581,141	$1,933,074	$1,861,619
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$3,760	$3,165	$3,700	$2,799	$2,565
Nonaccrual loans	21,144	20,823	8,362	8,406	6,322
Total nonperforming loans (NPLs)	24,904	23,988	12,062	11,205	8,887
Other real estate owned (OREO)	1,566	1,322	1,548	946	1,045
Total NPAs	$26,470	$25,310	$13,610	$12,151	$9,932
Allowance for loan losses as a percent of NPLs (b)(c)	93.68%	76.05%	149.96%	159.58%	197.54%
NPLs as a percent of total loans (b)(c)	1.21%	1.19%	0.60%	0.69%	0.59%
NPAs as a percent of total assets (b)(c)	0.82%	0.79%	0.42%	0.47%	0.41%
NPAs as a percent of total loans and OREO (b)(c)	1.29%	1.25%	0.68%	0.75%	0.66%
Allowance for loan losses as a percent of originated
loans, net of deferred fees and costs (b)	1.72%	1.42%	1.48%	1.48%	1.47%
Capital Information(d)
Tier 1 risk-based capital ratio	13.77%	13.98%	14.05%	14.32%	14.53%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.97%	14.99%	15.02%	15.48%	15.73%
Leverage ratio	9.57%	9.22%	10.98%	9.92%	10.64%
Tier 1 capital	293,705	282,982	287,835	241,707	232,720
Total capital (Tier 1 and Tier 2)	319,277	303,439	307,795	261,371	251,977
Total risk-weighted assets	$2,132,453	$2,023,844	$2,048,651	$1,687,968	$1,601,664
Tangible equity to tangible assets (e)	8.88%	8.73%	8.61%	9.39%	9.40%
(a) Includes all loans acquired in 2012 and thereafter.
(b) Data presented as of the end of the period indicated.
(c) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(d) September 30, 2015 data based on preliminary analysis and subject to revision.
(e) This ratio represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2015	2015	2014	2015	2014
Provision for (Recovery of) Loan Losses
Provision for checking account overdrafts	$202	$172	$120	$474	$211
Provision for (Recovery of) other loan losses	5,635	500	(500)	6,385	—
Total provision for (recovery of) loan losses	$5,837	$672	$(380)	$6,859	$211

Net Charge-Offs
Gross charge-offs	$1,140	$971	$676	$2,694	$1,795
Recoveries	390	455	1,228	1,285	2,075
Net charge-offs (recoveries)	$750	$516	$(552)	$1,409	$(280)

Net Charge-Offs (Recoveries) by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	113	(48)	(779)	22	(987)
Commercial and industrial	83	262	(9)	333	(19)
Residential real estate	208	50	53	328	208
Home equity lines of credit	8	(42)	(2)	9	31
Consumer	136	149	67	285	268
Deposit account overdrafts	202	145	118	432	219
Total net charge-offs (recoveries)	$750	$516	$(552)	$1,409	$(280)
As a percent of average gross loans (annualized)	0.15%	0.10%	(0.15)%	0.09%	(0.03)%

SUPPLEMENTAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2015	2015	2015	2014	2014

Trust assets under management	$1,261,112	$1,303,792	$1,319,423	$1,022,189	$999,822
Brokerage assets under management	556,242	576,412	501,635	525,089	511,400
Mortgage loans serviced for others	$387,200	$392,625	$386,261	$352,779	$343,659
Employees (full-time equivalent)	821	831	847	699	643

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$34,093	$21	0.24%	$94,376	$57	0.25%	$16,401	$5	0.12%
Other long-term investments	1,261	3	0.94%	1,345	4	1.19%	1,785	—	—%
Investment securities (a)(b)	856,063	5,761	2.69%	838,181	5,840	2.79%	694,854	4,950	2.85%
Gross loans (a)	2,027,322	22,918	4.46%	1,999,998	22,192	4.41%	1,392,440	15,957	4.52%
Allowance for loan losses	(17,982)			(17,918)			(17,595)
Total earning assets	2,900,757	28,703	3.92%	2,915,982	28,093	3.84%	2,087,885	20,912	3.96%

Intangible assets	151,206			151,736			88,466
Other assets	157,730			152,205			100,897
Total assets	$3,209,693			$3,219,923			$2,277,248

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$410,131	$56	0.05%	$407,713	$55	0.05%	$253,328	$35	0.05%
Government deposit accounts	301,178	161	0.21%	307,535	165	0.22%	179,684	121	0.27%
Interest-bearing demand accounts	235,145	47	0.08%	234,602	48	0.08%	148,611	31	0.08%
Money market deposit accounts	395,547	158	0.16%	397,217	158	0.16%	287,866	117	0.16%
Brokered certificates of deposits	34,883	328	3.73%	38,114	354	3.73%	40,508	381	3.73%
Retail certificates of deposit	472,516	789	0.66%	489,604	838	0.69%	385,222	829	0.85%
Total interest-bearing deposits	1,849,400	1,539	0.33%	1,874,785	1,618	0.35%	1,295,219	1,514	0.46%

Short-term borrowings	98,996	42	0.17%	76,242	31	0.16%	92,773	46	0.20%
Long-term borrowings	119,477	1,061	3.54%	129,891	1,124	3.47%	135,514	1,147	3.37%
Total borrowed funds	218,473	1,103	2.01%	206,133	1,155	2.25%	228,287	1,193	2.08%
Total interest-bearing liabilities	2,067,873	2,642	0.51%	2,080,918	2,773	0.53%	1,523,506	2,707	0.71%

Non-interest-bearing deposits	694,277			690,483			449,177
Other liabilities	26,433			28,709			20,557
Total liabilities	2,788,583			2,800,110			1,993,240
Stockholders’ equity	421,110			419,813			284,008
Total liabilities and equity	$3,209,693			$3,219,923			$2,277,248

Net interest income/spread (a)		$26,061	3.41%		$25,320	3.31%		$18,205	3.25%
Net interest margin (a)			3.55%			3.46%			3.45%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	For the Nine Months Ended
	September 30, 2015			September 30, 2014
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$63,670	$115	0.24%	$10,213	$(18)	(0.24)%
Other long-term investments	1,317	10	1.02%	2,068	5	0.32%
Investment securities (a)(b)	817,860	16,926	2.76%	679,698	14,846	2.91%
Gross loans (a)	1,915,836	64,314	4.45%	1,290,361	43,484	4.47%
Allowance for loan losses	(17,930)			(17,318)
Total earning assets	2,780,753	81,365	3.88%	1,965,022	58,317	3.94%

Intangible assets	141,754			81,358
Other assets	145,957			93,800
Total assets	$3,068,464			$2,140,180

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$381,717	$154	0.05%	$235,017	$97	0.06%
Government deposit accounts	273,768	450	0.22%	162,851	357	0.29%
Interest-bearing demand accounts	217,220	134	0.08%	141,503	88	0.08%
Money market deposit accounts	381,238	456	0.16%	278,288	335	0.16%
Brokered certificates of deposits	37,130	1,034	3.72%	43,581	1,199	3.68%
Retail certificates of deposit	469,010	2,488	0.71%	367,412	2,472	0.90%
Total interest-bearing deposits	1,760,083	4,716	0.36%	1,228,652	4,548	0.49%

Short-term borrowings	86,740	108	0.17%	102,480	114	0.15%
Long-term borrowings	142,359	3,331	3.13%	125,745	3,288	3.49%
Total borrowed funds	229,099	3,439	2.00%	228,225	3,402	1.99%
Total interest-bearing liabilities	1,989,182	8,155	0.55%	1,456,877	7,950	0.73%

Non-interest-bearing deposits	645,553			413,543
Other liabilities	31,625			20,611
Total liabilities	2,666,360			1,891,031
Stockholders’ equity	402,104			249,149
Total liabilities and equity	$3,068,464			$2,140,180

Net interest income/spread (a)		$73,210	3.33%		$50,367	3.21%
Net interest margin (a)			3.49%			3.40%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s)	2015	2015	2015	2014	2014

Tangible Equity:
Total stockholders' equity, as reported	$424,760	$418,164	$419,218	$340,118	$319,282
Less: goodwill and other intangible assets	151,339	151,169	152,291	109,158	100,016
Tangible equity	$273,421	$266,995	$266,927	$230,960	$219,266

Tangible Assets:
Total assets, as reported	$3,228,830	$3,210,425	$3,253,835	$2,567,769	$2,432,903
Less: goodwill and other intangible assets	151,339	151,169	152,291	109,158	100,016
Tangible assets	$3,077,491	$3,059,256	$3,101,544	$2,458,611	$2,332,887

Tangible Book Value per Common Share:
Tangible equity	$273,421	$266,995	$266,927	$230,960	$219,266
Common shares outstanding	18,400,809	18,391,575	18,374,256	14,836,727	14,150,279

Tangible book value per common share	$14.86	$14.52	$14.53	$15.57	$15.50

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$273,421	$266,995	$266,927	$230,960	$219,266
Tangible assets	$3,077,491	$3,059,256	$3,101,544	$2,458,611	$2,332,887

Tangible equity to tangible assets	8.88%	8.73%	8.61%	9.39%	9.40%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2015	2015	2014	2015	2014

Pre-Provision Net Revenue:
Income before income taxes	$5,504	$7,144	$5,908	$11,808	$17,893
Add: provision for loan losses	5,837	672	—	6,859	211
Add: loss on debt extinguishment	—	—	—	520	—
Add: net loss on loans held-for-sale and OREO	50	73	—	131	—
Add: net loss on securities transactions	—	—	—	—	30
Add: net loss on other assets	1	63	185	639	379
Less: recovery of loan losses	—	—	380	—	—
Less: gain on debt extinguishment	—	—	67	—	67
Less: net gain on loans held-for-sale and OREO	—	—	9	—	27
Less: net gain on securities transactions	62	11	124	673	190
Pre-provision net revenue	$11,330	$7,941	$5,513	$19,284	$18,229

Pre-provision net revenue	$11,330	$7,941	$5,513	$19,284	$18,229
Total average assets	$3,209,693	$3,219,923	$2,277,248	$3,068,464	$2,140,180

Pre-provision net revenue to total average assets (annualized)	1.40%	0.99%	0.96%	0.84%	1.14%

END OF RELEASE